Exhibit 99.2

CO2 Energy Transition Corp. Announces Closing of Previously Announced IPO and Full Exercise of Over-allotment Option, Raising $69 Million in Gross Proceeds

HOUSTON, TEXAS, Nov. 22, 2024 (GLOBE NEWSWIRE) -- CO2 Energy Transition Corp. (Nasdaq: NOEM) (the “Company”) announced today that it closed its initial public offering of 6,000,000 units at $10.00 per unit, plus the full exercise of the underwriter’s option to purchase an additional 900,000 units to cover over-allotments. Each unit consists of one share of common stock, one warrant to purchase one share of common stock at a per share exercise price of $11.50 and one right. Each right entitles the holder thereof to receive one-eighth (1/8) of one share of common stock upon the consummation of an initial business combination.

The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “NOEMU” on November 21, 2024. Once the securities comprising the units begin separate trading, the shares of common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “NOEM,” “NOEMW” and “NOEMR,” respectively.

Kingswood Capital Partners, LLC acted as sole underwriter in the offering. Loeb & Loeb LLP served as legal counsel to the Company. Olshan Frome Wolosky LLP served as legal counsel to Kingswood.

A registration statement on Form S-1, as amended (File No. 333-269932), relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on November 12, 2024. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, Attn: Syndicate, or by email at syndicate@kingswoodus.com, or by accessing the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CO2 Energy Transition Corp.

CO2 Energy Transition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the carbon capture, utilization and storage industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of CO2 Energy Transition Corp., including those set forth in the Risk Factors section of CO2 Energy Transition Corp.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. CO2 Energy Transition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

CO2 Energy Transition Corp.
Brady Rodgers
President and Chief Executive Officer
bradyr@co2et.com
www.co2et.com

Andrew J. Martin
andym@co2et.com
(832) 724-3149